Exhibit 3.2

FORM OF

THIRD AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

GOGO INC.

Gogo Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

1. The name of the Corporation is Gogo Inc.

2. The Corporation was incorporated under the name “AC Holdco Inc.” by the filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware (the “Secretary of State”) on December 14, 2009. An Amended and Restated Certificate of Incorporation was filed with the Secretary of State on December 31, 2009. A Certificate of Merger changing the name of the Corporation from “AC Holdco Inc.” to “Aircell Holdings Inc.” was filed with the Secretary of State on December 31, 2009. A Certificate of Correction to the Certificate of Incorporation, changing the title of the signing officer, was filed with the Secretary of State on January 8, 2010. A Certificate of Correction to the Certificate of Merger, changing the title of the signing officer, was filed with the Secretary of State on January 8, 2010. A Certificate of Amendment, changing the name of the Corporation from Aircell Holdings Inc. to Gogo Inc., was filed with the Secretary of State on June 15, 2011. A Second Amended and Restated Certificate of Incorporation was filed with the Secretary of State on June     , 2013

3. The Third Amended and Restated Certification of Incorporation of the Corporation has been duly adopted by the Corporation’s Board of Directors and its stockholders in accordance with the provisions of Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware.

4. The Certificate of Incorporation of the corporation is hereby amended and restated to read in its entirety as follows:

FIRST. Name. The name of the Corporation is Gogo Inc. (the “Corporation”).

SECOND. Registered Office. The Corporation’s registered office in the State of Delaware is located at The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The name of the registered agent of the Corporation at such address is The Corporation Trust Company.

THIRD. Purpose. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

FOURTH. Capital Stock. The total number of shares of capital stock which the Corporation shall have authority to issue is 600,000,000, consisting of:

(a) 500,000,000 shares of Common Stock, par value $0.0001 per share; and

(b) 100,000,000 shares of Preferred Stock, par value $0.01 per share.

The stock described in subparagraph (a), above is hereinafter referred to as the “Common Stock” and the stock described in subparagraph (b) above is hereinafter referred to as the “Preferred Stock”.

FIFTH. Common Stock. The Common Stock shall have the following rights, powers and preferences:

(a) Voting Rights of Common Stock. Except as otherwise provided by (i) the General Corporation Law of the State of Delaware, or (ii) Article Sixth or any resolution of the Board of Directors fixing the relative powers (including voting powers, if any), preferences and rights of any series of Preferred Stock, and the qualifications, limitations or restrictions thereof, the entire voting power of the shares of the Corporation for the election of directors and for all other purposes shall be vested exclusively in the Common Stock.

(b) Dividend and Liquidation Rights of Common Stock. Except as otherwise provided by (x) the General Corporation Law of the State of Delaware, or (y) Article Sixth or any resolution of the Board of Directors fixing the relative powers (including voting powers, if any), preferences and rights of any series of Preferred Stock, and the qualifications, limitations or restrictions thereof, (i) each share of Common Stock shall be entitled to participate equally in all dividends or other distributions declared on and payable with respect to the Common Stock, (ii) each share of Common Stock shall be entitled to share ratably, in proportion to its par value, until such time as there shall have been distributed an amount equal to each share’s par value, in the distribution of assets of the Corporation in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, or upon any distribution of all or substantially all of the assets of the Corporation, and (iii) each share of Common Stock, shall be entitled to share equally in the distribution of assets of the Corporation remaining after the distribution described in clause (ii) above in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, or upon any distribution of all or substantially all of the assets of the Corporation. Upon any merger, recapitalization or like transaction, each share of Common Stock shall receive either the same consideration as each other such share or, if the consideration received is common stock, consideration that differs only in such a manner as is necessary and appropriate to replicate the existing differences among such classes of Common Stock.

SIXTH. Preferred Stock. The Preferred Stock may be issued, from time to time, in one or more series as authorized by the Board of Directors. Prior to issuance of a series of Preferred Stock, the Board of Directors by resolution shall designate that series to distinguish it from other series and classes of stock of the Corporation, shall specify the number of shares to be included in the series, and shall fix the voting powers (full, limited or no voting powers) and the designations, preferences and relative participating, optional or other special rights of that series, and the qualifications limitations or restrictions thereof, including, without limitation any dividend rights and redemption, sinking fund and conversion rights. Subject to the express terms of any other series of Preferred Stock outstanding at the time, the Board of Directors may increase or decrease the number of shares or alter the designation or classify or reclassify any unissued shares of a particular series of Preferred Stock by fixing or altering in any one or more respects from time to time before issuing the shares any terms, rights, restrictions and qualifications of the shares.

SEVENTH. Redemption.

(a) Redemption of Shares of Common Stock Held by Non-U.S. Persons. Notwithstanding any other provision of this Certificate of Incorporation to the contrary, as determined by the Board in its sole discretion, to the extent necessary to comply with the Communications Act of 1934 (the “Communications Act”) and rules, regulations and policies of the Federal Communications Commissions (“FCC rules”), to prevent the loss or impairment of any of the Company’s FCC licenses or otherwise to comply with any applicable law, rule or regulation, outstanding shares of Common Stock beneficially owned (as determined under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) by non-U.S. persons may be redeemed by the Corporation in exchange for cash, by action duly taken by the Board of Directors. The terms and conditions of such redemption shall be as follows, subject in any case to any other rights of a particular non-U.S. person or of the Corporation pursuant to any contract or agreement between such non-U.S. person and the Corporation:

i. the redemption price of the shares to be redeemed pursuant to this Article Seventh shall be equal to 75% of the market price of such shares at closing of the third Business Day before the date notice of such redemption is given pursuant to Article Seventh, Section (a)(iii), provided that, such redemption price as to any non-U.S. person who purchased such shares of Common Stock within one year before the date fixed by the Board of Directors for the redemption of any such shares (the “Redemption Date”) shall not (unless otherwise determined by the Board of Directors) exceed the purchase price paid by such non-U.S. person for such shares;

ii. if less than all of the shares beneficially owned by non-U.S. persons are to be redeemed, the shares to be redeemed shall be selected in such manner as shall be determined by the Board of Directors, which may include selection first of the most recently purchased shares thereof, selection by lot or selection in any other manner determined by the Board of Directors in its sole discretion to be appropriate;

iii. the Corporation shall give notice of the Redemption Date at least 5 days, but no more than 30 days before the Redemption Date to the record holders of the shares selected to be redeemed (unless waived in writing by any such holder) by delivering a written notice by first class mail postage pre-paid, overnight mail, facsimile or electronic mail to the holders of record of the shares selected to be redeemed, addressed to such holders at their last address as shown upon the stock transfer books of the Corporation (each such notice of redemption specifying the date fixed for redemption, the redemption price, the place or places of payment and that payment will be made upon presentation and surrender of the certificates representing such shares and calling upon such holder to surrender to the Corporation, in the manner and at the place designated, his, her or its certificate or certificates representing the shares to be redeemed), provided that the Redemption Date may be the date on which written notice is given to record holders if the funds necessary to effect the redemption have been deposited in trust for the benefit of such record holders and subject to immediate withdrawal by them upon surrender of the stock certificates for their shares to be redeemed;

iv. on the Redemption Date, unless the Corporation shall have defaulted in paying or setting aside for payment the funds payable upon such redemption, any and all rights of non-U.S. persons in respect of shares so redeemed (including without limitation any rights to vote or participate in dividends), shall cease and terminate and such shares shall not thereafter be transferred on the books of the Corporation or be deemed to be outstanding for any purpose whatsoever, and from and after such Redemption Date such non-U.S. persons shall be entitled only to receive the cash payable upon redemption of the shares to be redeemed; and

v. such other terms and conditions as the Board of Directors shall determine in its sole discretion to be appropriate.

Any notice that is delivered by first class mail postage pre-paid, overnight mail, facsimile or electronic mail as herein provided shall be conclusively presumed to have been duly given, whether or not the holder of shares to be redeemed received such notice, and failure to give such notice by mail, or any defect in such notice, to holders of shares designated for redemption shall not affect the validity of the proceedings for the redemption of any other shares. If the funds of the Corporation legally available for redemption of shares of Common Stock on any Redemption Date are insufficient to redeem the total number of shares of Common Stock to be redeemed on such date, those funds which are legally available will be used to redeem the maximum possible number of such shares ratably among the holders of such shares to be redeemed based upon their holdings of Common Stock to be redeemed. The shares of Common Stock not redeemed shall remain outstanding and entitled to all the rights and preferences provided herein. At any time thereafter when additional funds of the Corporation are legally available for the redemption of shares of Common Stock, such funds will immediately be used to redeem the balance of the shares which the Corporation has become obligated to redeem on any Redemption Date but which it has not redeemed.

(b) Beneficial Ownership Inquiry.

i. The Corporation may by written notice require a Person that is a holder of record of Common Stock or that the Corporation knows to have, or has reasonable cause to believe has, beneficial ownership of Common Stock, to certify that, to the knowledge of such Person:

1.	no Common Stock as to which such Person has record ownership or beneficial ownership is beneficially owned by non-U.S. persons; or

2.	the number and series of shares of Common Stock owned of record or beneficially owned by such Person that are owned of record or beneficially owned by Persons that are non-U.S. person are as set forth in such certificate.

ii. With respect to any Common Stock identified by such Person in response to such inquiry, the Corporation may require such Person to provide such further information as the Corporation may reasonably require in order to implement the provisions of Article Seventh, Section (a).

iii. If any Person fails to provide the certificate or other information to which the Corporation is entitled pursuant to this Article Seventh, Section (b), the Corporation in its sole discretion may presume that the Common Stock in question is, or is not, beneficially owned by non-U.S. persons.

(c) Factual Determinations. The Board of Directors shall have the power and duty to construe and apply the provisions of this Article Seventh and, with respect to shares of Common Stock, to make all determinations necessary or desirable to implement such provisions, including but not limited to: (i) the number of shares of Common Stock that are beneficially owned by any Person; (ii) whether a Person is a non-U.S. person; (iii) the application of any other definition of this Certificate of Incorporation to the given facts; and (iv) any other matter relating to the applicability or effect of Article Seventh, Section (a).

EIGHTH. Management of Corporation. The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation and for the purpose of creating, defining, limiting and regulating the powers of the Corporation and its directors and stockholders:

(a) The directors of the Corporation, subject to any rights of the holders of shares of any class or series of Preferred Stock to elect directors, shall be classified with respect to the time for which they severally hold office into three classes, as nearly equal in number as possible. One class’s initial term will expire at the first annual meeting of the stockholders following the effectiveness of this Third Amended and Restated Certificate of Incorporation, another class’s initial term will expire at the second annual meeting of the stockholders following the effectiveness of this Third Amended and Restated Certificate of Incorporation and another class’s initial term will expire at the third annual meeting of stockholders following the effectiveness of this Third Amended and Restated Certificate of Incorporation, with directors of each class to hold office until their successors are duly elected and qualified, provided that the term of each director shall continue until the election and qualification of a successor and be subject to such director’s earlier death, resignation or removal. At each annual meeting of stockholders of the Corporation beginning with the first annual meeting of stockholders following the filing of this Third Amended and Restated Certificate of Incorporation, subject to any rights of the holders of shares of any class or series of Preferred Stock, the successors of the directors whose term expires at that meeting shall be elected to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election. In the case of any increase or decrease, from time to time, in the number of directors of the Corporation, the number of directors in each class shall be apportioned as nearly equal a possible. No decrease in the number of directors shall shorten the term of any incumbent director.

(b) Subject to any special rights of any holders of any class or series of Preferred Stock to elect directors, the precise number of directors of the Corporation shall be fixed, and may be altered from time to time, only by resolution of the Board of Directors.

(c) Subject to this Article Eighth, the election of directors may be conducted in any manner approved by the person presiding at a meeting of the stockholders or the directors, as the case may be, at the time when the election is held and need not be by written ballot.

(d) Subject to any rights of the holders of shares of any class or series of Preferred Stock, if any, to elect additional directors under specified circumstances, a director may be removed from office only for cause and only by the affirmative vote of holders of at least a majority of the votes to which all the stockholders of the Corporation would be entitled to cast in any election of directors or class of directors.

(e) Subject to any rights of the holders of shares of any class or series of Preferred Stock, if any, to elect additional directors under specified circumstances, and except as otherwise provided by law, any vacancy in the Board of Directors that results from an increase in the number of directors, from the death, disability, resignation, disqualification, removal of any director or from any other cause shall be filled solely by a majority of the total number of directors then in office, even if less than a quorum, or by a sole remaining director.

(f) All corporate powers and authority of the Corporation (except as at the time otherwise provided by law, by this Second Amended and Restated Certificate of Incorporation or by the By-Laws of the Corporation) shall be vested in and exercised by the Board of Directors.

(g) The Board of Directors shall have the power without the consent or vote of the stockholders to adopt, amend, alter or repeal the By-Laws of the Corporation, except to the extent that this Third Amended and Restated Certificate of Incorporation otherwise provide.

(h) No director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of his or her fiduciary duty as a director, provided that nothing contained in this Article Eighth shall eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) under Section 174 of the General Corporation Law of the State of Delaware or (iv) for any transaction from which the director derived an improper personal benefit. If the General Corporation Law of the State of Delaware is amended after the filing of this Third Amended and Restated Certificate of Incorporation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware, as so amended.

(i) The Corporation shall, through its By-Laws or otherwise, indemnify to the fullest extent permitted under the General Corporation Law of the State of Delaware, as it now exists or as amended from time to time, any person who is or was a director or officer of the Corporation or its subsidiaries. The Corporation may, by action of its Board of Directors, provide rights to indemnification and to advancement of expenses to such other employees or agents of the Corporation or its subsidiaries to such extent and to such effect as the Board of Directors shall determine to be appropriate and authorized by Delaware Law.

NINTH. Stockholder Action by Written Consent. Any action required or permitted to be taken at any annual or special meeting of stockholders of the Corporation may be taken only upon the vote of the stockholders at an annual or special meeting duly called and may not be taken by written consent of the stockholders. The By-Laws may establish procedures regulating the submission by stockholders of nominations and proposals for consideration at meetings of stockholders of the Corporation.

TENTH. Special Meetings. A special meeting of the stockholders of the Corporation for any purpose or purposes may be called only by or at the direction of the Board of Directors pursuant to a resolution adopted by a majority of the total number of directors then in office, and any right of the stockholders of the Corporation to call a special meeting of the stockholders is specifically denied.

ELEVENTH. Forum. The Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director or officer of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation arising pursuant to any provision of the General Corporation Law of the State of Delaware or the Corporation’s Third Amended and Restated Certificate of Incorporation or By-Laws, or (iv) any action asserting a claim against the Corporation governed by the internal affairs doctrine.

TWELFTH. Amendment. The Corporation reserves the right to amend, alter or repeal any provision contained in this Third Amended and Restated Certificate of Incorporation in the manner now or hereafter prescribed by the laws of the State of Delaware, and all rights herein conferred upon stockholders or directors are granted subject to this reservation. Notwithstanding the foregoing, the provisions set forth in Article Eighth, Section (a) may not be repealed or amended in any respect, and no other provision may be adopted, amended or repealed which would have the effect of modifying or permitting the circumvention of the provisions set forth in Article Eighth, Section (a), unless such action is approved by the affirmative vote of the holders of not less than two thirds of the total voting power of all outstanding securities of the Corporation then entitled to vote generally in the election of directors, voting together as a single class.

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